Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mutual of America Institutional Funds, Inc.:

We consent to the use of our report dated February 28, 2019, with respect to the financial statements of Mutual of America Institutional Funds, Inc., comprising the All America Fund, Equity Index Fund, Mid-Cap Equity Index Fund, Small Cap Value Fund, Small Cap Growth Fund, Bond Fund and Money Market Fund (collectively, the “Funds”), incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

April 29, 2019